UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2008

LEINER HEALTH PRODUCTS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	333-33121	95-3431709
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 East 233rd Street, Carson, California	90745
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 835-8400

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On June 10, 2008, Leiner Health Products Inc. (“Leiner” or “the Company”) announced that it had conducted and concluded an auction, which resulted in the Company entering into an Amended and Restated Asset Purchase Agreement (the “Agreement”) for the sale of substantially all of its assets to NBTY, Inc. (“NBTY”) for a purchase price of $371 million plus the assumption of certain liabilities and purchase price adjustments. Leiner estimates that the resulting consideration will be in excess of $400 million. The auction was conducted on Monday, June 9, 2008 pursuant to procedures established by the United States Bankruptcy Court for the District of Delaware. The Agreement was approved by the Bankruptcy Court at a hearing on June 11, 2008.

The purchase price will be adjusted based upon the actual net working capital transferred at closing and actual cure cost paid to parties to certain contracts that Leiner will assume and assign to NBTY. The transaction is subject to regulatory and other customary closing conditions. The transaction is expected to close no later than September 2008.

The Company issued a press release, filed herewith as Exhibit 99.1, relating to the foregoing.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits. The following documents are filed as exhibits to this report:

99.1	Press release issued dated June 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leiner Health Products Inc.

By:	/s/ Tae J. Rhee
Tae J. Rhee Senior Vice President & General Counsel

Date June 16, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued dated June 10, 2008.